Exhibit 99.1

deCODE genetics Announces Second Quarter 2007 Financial Results

Reykjavik, ICELAND, August 1, 2007 — deCODE genetics (Nasdaq:DCGN) today announced its consolidated financial results for the quarter ended June 30, 2007. A conference call to discuss the quarter’s results and recent operating highlights will be webcast live tomorrow, Thursday, August 2, at 8:00am Eastern Time/12 noon GMT/1pm British Summer Time (details below).

Net loss for the quarter ending June 30, 2007 was $16.2 million, compared to $18.3 million for the second quarter 2006. Net loss for the first six months of 2007 was $38.9 million, compared to $38.6 million for the fist six months of last year. Basic and diluted net loss per share was $0.27 for the second quarter 2007, compared to $0.34 for the second quarter 2006. For the first half of 2007, basic and diluted net loss per share was $0.64, compared to $0.71 for the first half of last year. At the close of the second quarter 2007, the company had approximately 61.7 million shares outstanding.

Research and development expense was $14.5 million for the second quarter of this year, compared to $13.2 million for the same period last year. For the first six months of 2007, R&D expense was $27.2 million, compared to $28.7 million for the first six months of 2006. Our research and development expense in 2007 reflects the advance of our drug development programs, the launch of our first DNA-based tests for gauging individual risk of common diseases, and the acceleration of our gene and target discovery work.

Selling, general and administrative expense for the second quarter of 2007 was $6.8 million, compared to $4.4 million for the 2006 period. For the first six months of the year, SG&A expense was $12.3 million in 2007 and $9.7 million in 2006. The increases in SG&A expense year on year reflect increased salary and stock-based compensation expense in the 2007 periods, as well as a gain of $0.8 million from the sale of property in the 2006 periods.

Revenue for the second quarter this year was $7.6 million, compared to $10.4 million for the same period a year ago. For the first half of 2007, revenue was $16.2 million, compared to $20.5 million for the first half of 2006. The largest factor in the decrease in revenue for the 2007 periods as compared to the 2006 periods is the conclusion last year of our diagnostics alliance with Roche. As of June 30, 2007, the company’s deferred revenue had grown to $15.1 million from $11.6 million as of March 31, 2007, largely on account of the growth of our genotyping services business. Of the amount of revenue deferred as of June 30, 2007, we believe approximately $8.9 million will be recognized within the next twelve months.

At June 30, 2007, the company had $137.3 million in cash, cash equivalents and investments, including restricted cash equivalents and investments, compared to $135.1 million at the close of the first quarter and $152.0 million at December 31, 2006. These figures reflect cash used in product development, research and general operations, as well as cash generated through the sale and leaseback of the company’s medicinal chemistry facility and payments received as part of the favourable settlement of the intellectual property suit filed by deCODE last year.

“Over the past few months we have achieved several milestones in turning our discoveries in human genetics into new products with significant commercial potential. In the past quarter we launched our first two DNA-based tests for assessing individual risk of common diseases —

deCODE T2™ for type 2 diabetes, and deCODE AF™ for atrial fibrillation and stroke. Positive clinical results for DG051, which we are developing for the prevention of heart attack, and for DG041, our developmental anti-platelet compound for the prevention of arterial thrombosis, have provided encouraging clinical evidence for the potential of both compounds as major new means of fighting cardiovascular disease. At the same time, our gene discovery work is progressing at an unprecedented rate, providing us with novel targets for our own drug and diagnostic development programs as well as opportunities for partnerships in selected disease areas. We have made this progress through a product-focused deployment of our capabilities, and have ended the quarter with a strengthened cash position for applying to product development in the future. We look forward to sharing with you our progress in all of these programs in the latter half of this year,” said Kari Stefansson, CEO of deCODE.

Recent highlights include:

Product Development

DG041 for arterial thrombosis. deCODE announced positive results from its Phase IIa and clinical pharmacology studies of its developmental compound DG041. DG041 is a novel, first in class antagonist of the EP3 receptor for prostaglandins E2 which the company is developing as a next-generation oral anti-platelet therapy - an effective means of preventing arterial thrombosis specifically at the sites of plaque lesions in the vasculature. In the Phase IIa study, DG041 was found to reduce several biomarkers of inflammation — c-reactive protein (CRP), monocyte chemotactic protein 1 (MCP1), and soluble intracellular adhesion molecule (sICAM) — in a dose-dependent manner. Ankle-brachial index measurements — which gauge the strength of blood flow to the legs — also showed improvement in both DG041 treatment groups. There were no drug-related serious adverse events in the study and no discernible difference in other adverse events between the DG041 and matched placebo groups. The results of the placebo-controlled clinical pharmacology study demonstrated that in a concentration-dependent manner DG041 dramatically inhibits platelet activation mediated through vasodilator-stimulated phosphoprotein (VASP) as well as platelet aggregation. The desired effect on VASP appears to be achievable at doses lower than previously anticipated. The company plans to initiate additional Phase II trials of DG041 later this year.

Heart attack: DG051. In its drug development programs targeting the leukotriene pathway for the prevention of heart attack, the company in May announced positive results from its Phase I multiple dose clinical trial of DG051. DG051 is an inhibitor of leukotriene A4 hydrolase developed by deCODE’s chemistry group. The results of the randomized, placebo-controlled clinical trial demonstrated that DG051 reduced leukotriene B4 (LTB4) production in a dose-dependent manner, with a peak reduction of more than 70% versus baseline after 7 days of treatment. LTB4 is the end product of the leukotriene pathway which deCODE’s genetics and biology work has pinpointed as a key means of modulating risk of heart attack. DG051 was found to have good bioavailability, with low variability between subjects. With a terminal half-life of approximately 9 hours and measurable concentrations at 24 hours after dosing, DG051 has a pharmacokinetic profile suitable for once-a-day dosing. deCODE plans to begin Phase II clinical testing of DG051 in the latter half of 2007.

Heart attack: DG031. deCODE is advancing the reformulation of its FLAP inhibitor DG031 for re-entry into clinical trials. A lead formulation has been identified and a 3-month accelerated stability study completed. The company believes that a once-a-day dosing regimen may provide even better pharmacodynamic effect than the previous twice-a-day regimen. The company expects to be ready to restart Phase III testing near year end.

Diagnostics: deCODE AF™. Following the launch in April of deCODE T2™ , the company’s DNA-based, reference laboratory test for gauging individual risk of type 2 diabetes, deCODE in July launched deCODE AF™, a reference laboratory test for common variants in the genome conferring risk of atrial fibrillation (AF). AF is the most common cardiac arrhythmia and is also the leading cause of cardiogenic stroke. The variants, located on chromosome 4q25, confer an approximately 70% and 40% increase above average risk of AF, respectively, per copy carried. Approximately one third of people of European ancestry carry at least one copy of one of the risk variants, and deCODE’s results show that those who carry two copies of the more powerful variant are at a more than 250% greater likelihood of AF than those who carry neither variant. The gene nearest to these SNPs, PITX2, is known to play an important role in the development of the heart. deCODE believes that testing for these variants will provide doctors with a targeted and cost-effective means of identifying those who should be intensively monitored for AF. Current best clinical practice recommends that stroke patients with AF can significantly reduce their risk of a second stroke by taking the anticoagulant drug warfarin.

Target Discovery

Over the past several months deCODE has published the discovery of common variations in the genome conferring increased risk of major diseases such as heart attack, prostate cancer, breast cancer, type 2 diabetes and restless legs syndrome. With deCODE’s unique ability to combine its population genetics resources with the power of genome-wide association studies using SNP genotyping chips, these discoveries underscore the company’s leadership in using human genetics to develop novel drugs and diagnostics targeting the underlying causes of disease.

About deCODE

deCODE is a biopharmaceutical company applying its discoveries in human genetics to the development of drugs and diagnostics for common diseases. deCODE is a global leader in gene discovery — our population approach and resources have enabled us to isolate key genes contributing to major public health challenges from cardiovascular disease to cancer, genes that are providing us with drug targets rooted in the basic biology of disease. deCODE is also leveraging its expertise in human genetics and integrated drug discovery and development capabilities to offer innovative products and services in DNA-based diagnostics, bioinformatics, genotyping, structural biology, drug discovery and clinical development. deCODE is delivering on the promise of the new genetics.SM Visit us on the web at www.decode.com.

Conference Call Information

A conference call, during which deCODE President and CEO Kari Stefansson and CFO Lance Thibault will discuss third quarter financial results and recent operating highlights, will be webcast tomorrow, Thursday, August 2, at 8:00am Eastern Time/12 noon GMT/1pm BST. The webcast can be accessed via the Investors section of deCODE’s website, www.decode.com, or through www.earnings.com. A replay of the call will be available on these websites for at least one week following the call. A digitized telephone replay of the call can be accessed for the week following the call by dialing 1 800 475 6701 from the US, or +1 320 365 3844 from outside the US. The access code is 8881908.

Condensed Consolidated Statements Of Operations

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
	in thousands, except per share amounts
	(unaudited)
Revenue	$7,614	$10,360	$16,168	$20,493

Operating expenses:

Cost of revenue	9,156	10,459	20,074	20,309

Research and development	14,528	13,207	27,204	28,724

Selling, general and administrative	6,795	4,392	12,325	9,659

Total operating expenses	30,479	28,058	59,603	58,692

Operating loss	(22,865)	(17,698)	(43,435)	(38,199)

Interest income	1,518	1,336	3,509	3,048

Interest expense	(3,803)	(1,691)	(7,469)	(3,407)

Other non-operating income and (expense), net	8,922	(290)	8,542	(58)

Net loss	$(16,228)	$(18,343)	$(38,853)	$(38,616)

Basic and diluted net loss per share	$(0.27)	$(0.34)	$(0.64)	$(0.71)

Shares used in computing basic and diluted net loss per share	61,005	54,746	60,977	54,664

Condensed Consolidated Balance Sheet Data

	At June 30,	At December 31,
	2007	2006
	In thousands,
	(unaudited)
Cash and investments*	$137,259	152,016
Total assets	202,980	215,609
Total liabilities	294,242	270,988
Total shareholders’ equity (deficit)	(91,262)	(55,379)

*                    Cash and investments include cash equivalents, restricted cash equivalents and restricted investments.

Any statements contained in this presentation that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results, and the timing of events, to differ materially from those described in the forward-looking statements. These risks and uncertainties include, among others, those relating to technology and product development, integration of acquired businesses, market acceptance, government regulation and regulatory approval processes, intellectual property rights and litigation, dependence on collaborative relationships, ability to obtain financing, competitive products, industry trends and other risks identified in deCODE’s filings with the Securities and Exchange Commission deCODE undertakes no obligation to update or alter these forward-looking statements as a result of new information, future events or otherwise.